Exhibit 23.1

Independent Auditor's Consent

The Board of Directors
ENSCO International Incorporated:

We consent to the incorporation by reference in the Registration Statement Nos. 333-37897, 333-58625, 333-10733, 33-40282, 33-41294 and 333-97757 on Form 10-K of ENSCO International Incorporated of our report dated January 27, 2003 except as to note 16, which is as of February 20, 2003, with respect to the consolidated balance sheets of ENSCO International Incorporated as of December 31, 2001 and 2002, and the related consolidated statements of income and cash flows, for each of the years in the two-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002, annual report on Form 10-K of ENSCO International Incorporated.

/s/ KPMG LLP

Dallas, Texas
February 27, 2003